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                                                                    EXHIBIT 5.1


                          [Letterhead of Ropes & Gray]



                                                              July 2, 2002



StemCells, Inc.
3155 Porter Drive
Palo Alto, CA  94304

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), for the registration of 15,000,000 shares of Common Stock, $0.01 par value (the "Shares"), of StemCells, Inc., a Delaware corporation (the "Company"). The Shares may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act.

         We have acted as counsel for the Company in connection with its proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

         We express no opinion as to the applicability of, compliance with, or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

     Based upon and subject to the foregoing, and assuming that:

o the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws;
o the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement;
o a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Shares offered thereby and will comply with all applicable laws;


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o    all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;
o a definitive purchase, underwriting, or similar agreement with respect to any Shares offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, when both (A) the Company's Board of Directors has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Shares and related matters and (B) certificates representing the Shares have been duly executed, countersigned, registered, and delivered either (i) in accordance with the applicable definitive purchase, underwriting, or similar agreement approved by the Company's Board of Directors or authorized officers of the Company upon payment of the consideration therefor (not less than the par value of the Shares) provided for therein or (ii) upon conversion or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Company's Board of Directors, for the consideration approved by the Company's Board of Directors (not less than the par value of the Shares), then the Shares will be validly issued, fully paid, and non-assessable.

         We hereby consent to your filing a form of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters." It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                 Very truly yours,

                                 /s/ Ropes & Gray

                                 Ropes & Gray